Exhibit 10.1

Execution Version

COOPERATION AGREEMENT

This Cooperation Agreement (this “Agreement”), dated as of October 13, 2017, is by and between Voce Capital Management LLC (“Voce”) and Analogic Corporation (the “Company”). In consideration of and reliance upon the mutual covenants and agreements contained herein, and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties hereto agree as follows:

1.	Representations and Warranties of the Company. The Company represents and warrants to Voce that this Agreement has been duly authorized, executed and delivered by the Company, and is a valid and binding obligation of the Company, enforceable against the Company in accordance with its terms.

2.	Representations and Warranties of Voce. Voce represents and warrants to the Company that this Agreement has been duly authorized, executed and delivered by Voce, and is a valid and binding obligation of Voce, enforceable against Voce in accordance with its terms.

3.	Board Nomination.

(a)	In accordance with the Company’s organizational documents and applicable law, the Company agrees that the Board of Directors of the Company (the “Board”) will, no later than five (5) business days following the execution of this Agreement, (i) expand the size of the Board to seven (7) members, if necessary, and appoint Joseph E. Whitters (the “New Director”) to the Board to serve as a director of the Company until the Company’s 2018 Annual Meeting of Stockholders, scheduled to be held on December 1, 2017 (the “2018 Annual Meeting”), (ii) include the New Director in the Company’s slate of recommended director candidates for election to the Board at the 2018 Annual Meeting, and (iii) solicit proxies in favor of the election of the New Director at the 2018 Annual Meeting and otherwise support the New Director for election in a manner no less rigorous and favorable than the manner in which the Company supports its other nominees. Voce acknowledges that as a condition to the appointment and nomination of the New Director, such New Director shall have (x) agreed to provide the information that is required to be or is customarily disclosed for candidates for directors and directors in a proxy statement and similar documents under the securities laws applicable to the Company and/or the rules and regulations of the Nasdaq Global Select Market (“Nasdaq”) and such other customary information as reasonably requested by the Company of other director candidates and directors, and (y) agreed to comply with all policies, codes of conduct, confidentiality obligations (including agreeing to preserve the confidentiality of Company business and information, including discussions of matters considered in meetings of the Board or Board committees or otherwise among directors and/or management), securities trading policies, director qualification requirements and codes of ethics generally applicable to all of the Company’s non-management directors. Voce also agrees to provide upon request such information about itself and its Affiliates and Associates as is required to be or is customarily disclosed in a proxy statement and similar documents under the securities laws applicable to the Company and/or the rules and regulations of Nasdaq and such other customary information as reasonably requested by the Company for purposes of satisfying any legal disclosure requirements.

(b)

The New Director shall be compensated for his service as a director and shall be reimbursed for his expenses on the same basis as all other non-employee directors of the Company, and shall be entitled to the same rights of indemnification and directors’ and officers’ liability insurance coverage as the other non-employee directors of the Company, all as such rights may exist from time to time.

(c)	Concurrent with the Board’s appointment of the New Director to the Board, the Board shall take all necessary actions to establish a Strategic Alternatives Committee comprised of three (3) independent directors, which committee shall explore strategic alternatives for the Company. The New Director shall be invited to be a member of the Strategic Alternatives Committee upon appointment to the Board. A copy of the mutually acceptable form of Delegation of Authority to the Strategic Alternatives Committee has been provided by the Company to Voce.

4.	Standstill; Voting; Other Matters.

(a)	During the Standstill Period (as such term is hereinafter defined), Voce agrees that neither it nor any of its Affiliates or Associates will, in any manner, directly or indirectly, absent prior express invitation or authorization by the Board pursuant to a resolution of the Board:

(i)	effect or seek (including entering into any discussions, negotiations, agreements or understandings with any third person), offer or propose (whether publicly or otherwise) to effect, or cause or participate in, or in any way assist, facilitate, finance or encourage any other person to effect or seek, offer or propose (whether publicly or otherwise) to effect or participate in any share repurchase, dividend, self-tender or other change in capitalization, change in management or material change in the business, tender offer or exchange offer, merger, amalgamation, acquisition, share exchange or business combination involving the Company or any of its subsidiaries, or any recapitalization, reorganization, restructuring, liquidation, disposition, dissolution or other extraordinary transaction with respect to the Company or any of its subsidiaries or joint ventures or any portion of its or their businesses or assets (other than participating in any such event referred to herein on the same basis as the Company’s other stockholders);

(ii)	seek to call, request the call of, or call or make application to a court or other person to call, order, requisition or administer, a special or other meeting of the stockholders of the Company, seek to make or make, present, conduct, participate or engage in any stockholder proposals of any kind or other type of referendum (binding or non-binding), including nominations for, elections of or removal of directors (in furtherance of a “contested solicitation” or not), for consideration at any annual or special meeting of stockholders, through action by written consent or otherwise, or seek to make or make, engage in or participate in any solicitation of proxies or consents or other authority to vote any securities of the Company with respect to nominations for, elections of or removal of directors or any other proposal or business (binding or non-binding) to be considered by the Company’s stockholders, whether at an annual or special meeting of stockholders, regarding the call of a special meeting of stockholders or through action by written consent or otherwise;

(iii)

encourage, advise or influence any other person or assist any person in so encouraging, advising or influencing any person with respect to the giving or withholding of any proxy, consent or other authority to vote or in conducting any type of referendum (other than such encouragement, advice or influence that is consistent with the Board or Company management’s recommendation in connection with such matter);

(iv)	form or join a group (as defined under Section 13(d) of the Exchange Act or other applicable law) with any person with respect to the Shares, or otherwise support or participate in any effort by any person, with respect to the matters set forth in this Section 4, or deposit any Shares in a voting trust or subject any Shares to any voting agreement or other arrangement of similar effect or grant any proxy, consent or other authority to vote with respect to any matters (other than to the named proxies included in the Company’s proxy card for any annual or special meeting of stockholders or action by written consent) with respect to the Shares now or hereafter owned by Voce or pursuant to this Agreement (excluding customary brokerage accounts, margin accounts, prime brokerage accounts and the like);

(v)	otherwise act, alone or in concert with others, to seek to control or influence the management, the Board or policies of the Company, or initiate or take any action to obtain representation on the Board or alter the composition of the Board or management (provided that the foregoing shall not be deemed to restrict Voce from having private discussions with management or the Board if such communications are not publicly disclosed and would not result in public disclosure by Voce, or its Affiliates or Associates, or reasonably be expected to require public disclosure by the Company);

(vi)	make any request or demand or seek inspection, investigation or examination of any list or register of the Company’s stockholders or debtholders of any class or series, any other stock list materials or of any other books or records of the Company or its Affiliates or make application or demand to a court or other person for an inspection, investigation or examination of the Company or its Affiliates or invoke any “oppression” or other remedy pursuant to any provision of applicable law, statute, the Company’s organizational documents or otherwise;

(vii)	institute, solicit, assist or join, as a party, any litigation, arbitration or other proceeding against or involving the Company or any of its current or former directors or officers (including derivative actions) other than to enforce the provisions of this Agreement against the Company;

(viii)

make, or cause to be made, or in any way encourage any other person to make or cause to be made, any statement, announcement or disclosure that disparages, defames or slanders, negatively comments upon or otherwise constitutes an ad hominem attack on the Company or any of its Affiliates, including as to corporate strategy or policies, structure, business, corporate activities, management, the Board or individual members of management or the Board, including any former member of management or the Board (including through any press release or other publicly available format, the filing or furnishing of any document or report with any regulatory or governmental agency or stock exchange, any Internet posting, or any public or private disclosure to any journalist or member of the media (including in a television, radio, newspaper, online, magazine or other interview, regardless of format), stockholder, securities analyst or other person); provided, that Voce or any of its Affiliates or Associates shall not be deemed in breach of this clause (a)(viii) by virtue of an unpremeditated, private, informal remark that is not part of any coordinated communication or campaign and is not intended or designed to circumvent, directly or indirectly, the restrictions contemplated by this Agreement (without giving effect to this proviso); the limitations set forth in this Section 4(a)(viii) shall not prevent Voce or any of its Affiliates or Associates from responding, after giving prior written notice to the Company a reasonable time in advance of any such response, to any statement made by the Company or any of its Affiliates or Associates of the nature described in Section 4(d) if such statement was made in breach of this Agreement;

(ix)	take any action which would, or would reasonably be expected to, result in the Company being required to make a public announcement;

(x)	request any permission, waiver or amendment of any provision of this Agreement, disclose any intent, purpose, plan or proposal to obtain any such permission, waiver or amendment under this Agreement or bring any action or otherwise act to contest the validity of this Agreement or seek a release from the restrictions or obligations contained in this Agreement in each case in a manner that would result in public disclosure by Voce, or its Affiliates or Associates, or require public disclosure by the Company; or

(xi)	enter into any discussions or arrangements with any person with respect to any of the foregoing or disclose publicly or privately in any manner any intention, plan or arrangement that is inconsistent with the foregoing.

For the avoidance of doubt, Voce shall cause its respective Affiliates and Associates to comply with the obligations under the Agreement and shall be liable for any failure to so comply by any of its respective Affiliates and Associates.

(b)	During the Standstill Period, Voce shall cause all shares of common stock, par value $0.05 per share, of the Company (“Shares”) beneficially owned, directly or indirectly, by it, or by any of its Affiliates or Associates (including all Shares beneficially owned as of the record dates for any annual or special meeting of stockholders or other action by stockholders, including through written consent) over which it exercises or has voting authority, to be present for quorum purposes and to be voted, at such meetings or other method for stockholder action or at any adjournments or postponements thereof, in favor of any and all directors nominated by the Board for election at such meetings and in accordance with the recommendation of the Board on any and all other proposals or other business that may come before any such stockholder meetings, whether or not proposed by the Company and whether or not binding, other than (w) approval of a shareholder rights plan, (x) amendments to the Company’s articles of incorporation or bylaws that diminish shareholder rights relative to the rights shareholders have with respect to the Company as of the date hereof, (y) approval of a sale or merger of the Company or (z) approval of any proposed stock issuances by the Company.

(c)	Effective upon execution of this Agreement, Voce hereby irrevocably withdraws its Notice of Intent to Nominate Candidates for Election as Directors at the 2018 Annual Meeting, dated August 30, 2017.

(d)	During the Standstill Period, neither the Company nor any of its Affiliates or Associates shall in any manner, directly or indirectly, make, or cause to be made, or in any way encourage any other person to make or cause to be made, any statement, announcement or disclosure that disparages, defames or slanders, negatively comments upon or otherwise constitutes an ad hominem attack on the New Director, Voce, any Affiliate or Associate of Voce, or any of their successors, members, officers, directors or employees (including through any press release or other publicly available format, the filing or furnishing of any document or report with any regulatory or governmental agency or stock exchange, any Internet posting, or any public or private disclosure to any journalist or member of the media (including in a television, radio, newspaper, online, magazine or other interview, regardless of format), stockholder, securities analyst or other person); provided, that the Company and any of its Affiliates or Associates shall not be deemed in breach of this Section 4(d) by virtue of an unpremeditated, private, informal remark that is not part of any coordinated communication or campaign and is not intended or designed to circumvent, directly or indirectly, the restrictions contemplated by this Section 4(d). The limitations set forth in this Section 4(d) shall not prevent the Company or any of its Affiliates or Associates from responding, after giving prior written notice to Voce a reasonable time in advance of any such response, to any statement made by Voce or any of its Affiliates or Associates of the nature described in Section 4(a)(viii) if such statement was made in breach of this Agreement.

5.	Public Announcement. Promptly following the execution of this Agreement, Voce and the Company shall announce this Agreement and the material terms hereof by means of a joint press release in the form attached hereto as Exhibit A (the “Press Release”). Neither the Company nor Voce (nor any of their respective Affiliates or Associates) shall make or cause to be made any public announcement or statement that is inconsistent with or contrary to the statements made in the Press Release, except as required by law or Nasdaq rules or with the prior written consent of the other party.

6.	Definitions. For purposes of this Agreement:

(a)	The terms “Affiliate” and “Associate” shall have the respective meanings set forth in Rule 12b-2 promulgated by the SEC under the Securities Exchange Act of 1934, as amended (the “Exchange Act”); provided that any references to “Associate” herein shall be deemed to be preceded by the word “controlled”.

(b)	The terms “beneficial owner” and “beneficially own” shall have the same meanings as set forth in Rule 13d-3 promulgated by the SEC under the Exchange Act except that a person shall also be deemed to be the beneficial owner of all Shares which such person has the right to acquire (whether such right is exercisable immediately or only after the passage of time) pursuant to the exercise of any rights in connection with any securities or any agreement, arrangement or understanding (whether or not in writing), regardless of when such rights may be exercised and whether they are conditional, and all Shares which such person or any of such person’s Affiliates or Associates has or shares the right to vote or dispose.

(c)	The term “including” shall mean “including, without limitation,” in all instances.

(d)

The term “Material Transaction” shall mean any of the following transactions: (i) the sale assignment, conveyance, transfer, lease or other disposition (including a spin- or split-off) of (A) all or substantially all of the Company’s consolidated assets or (B) all or substantially all of the assets of any one of the Company’s (x) Medical Imaging, (y) Ultrasound or (z) Security and Detection business units, in one or a series of related transactions, unless, in the case of this clause (B), the Company reaffirms as part of the public announcement of such transaction that it is continuing with the Company’s previously announced strategic review process; (ii) the sale or transfer of a majority of the outstanding shares of the Company’s common stock (through a merger, stock purchase, consolidation, business combination, tender or exchange offer, or otherwise); (iii) any dissolution or liquidation of the Company; (iv) any acquisition by the Company of a company or business that is the result of its strategic review process; (v) the issuance by the Company of any special or extraordinary dividend (and not, for the avoidance of doubt, the Company’s regular quarterly dividend consistent with past practice); or (vi) any recapitalization or change in capital structure of the Company that results in the issuance, or announced intention to repurchase, in the aggregate of more than ten (10%) percent of the Company’s then outstanding shares of Common Stock.

(e)	The terms “person” or “persons” shall mean any individual, corporation (including not-for-profit), general or limited partnership, limited liability or unlimited liability company, joint venture, estate, trust, association, organization or other entity of any kind or nature.

(f)	The term “Standstill Period” shall mean the period from the date of this Agreement until the earlier of (i) the public announcement by the Company of its entry into a Material Transaction; (ii) the public announcement by the Company that it has ceased its strategic review process; (iii) the date that is two hundred forty (240) days from the date of this Agreement; and (iv) such date, if any, of a breach by the Company in any material respect of its obligations under this Agreement if such breach has not been cured within ten (10) business days following written notice of such breach from Voce.

7.	Notices. All notices, consents, requests, instructions, approvals and other communications provided for herein and all legal process in regard hereto shall be in writing and shall be deemed validly given, made or served, if (a) given by fax and email, when such fax is transmitted to the fax number set forth below and sent to the email address set forth below and the appropriate confirmation is received or (b) given by any other means, when actually received during normal business hours at the address specified in this Section:

if to the Company:	Analogic Corporation
8 Centennial Drive
Peabody, Massachusetts 01960
Attention: John J. Fry
Facsimile: (978) 977-9867
Email: jfry@analogic.com

with a copy to (which shall not constitute notice):	Wilmer Cutler Pickering Hale and Dorr LLP
60 State Street
Boston, Massachusetts 02109
Attention: Hal J. Leibowitz, Esq.
Facsimile: (617) 526-6461
Email: hal.leibowitz@wilmerhale.com

if to Voce:	Voce Capital Management LLC
600 Montgomery Street, Suite 210
San Francisco, California 94111
Attention: Mark Shamia
Facsimile: (415) 489-2610
Email: mshamia@vocecapital.com

with a copy to (which shall not constitute notice):	Schulte Roth & Zabel
919 Third Avenue
New York, NY 10022
Attention: Marc Weingarten, Esq.
Aneliya Crawford, Esq.
Facsimile: 212-593-5955
Email: marc.weingarten@srz.com
aneliya.crawford@srz.com

8.	Specific Performance; Remedies; Other Matters.

(a)	The parties hereto shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement, in addition to any other remedy to which they are entitled at law or in equity. FURTHERMORE, EACH OF THE PARTIES HERETO AGREES TO WAIVE ANY BONDING REQUIREMENT UNDER ANY APPLICABLE LAW, IN CASE ANY OTHER PARTY SEEKS TO ENFORCE THE TERMS BY WAY OF EQUITABLE RELIEF. THIS AGREEMENT SHALL BE GOVERNED IN ALL RESPECTS, INCLUDING VALIDITY, INTERPRETATION AND EFFECT, BY THE LAWS OF THE STATE OF DELAWARE. WITHOUT GIVING EFFECT TO THE CHOICE OF LAW PRINCIPLES OF SUCH STATE.

(b)	Within two (2) business days of the date of the provision to the Company of documentation regarding its expenses, the Company shall reimburse Voce for its out-of-pocket expenses, not to exceed $100,000 (one hundred thousand), incurred by Voce in connection with its director nominations, the 2018 Annual Meeting, the negotiation and execution of this Agreement and all related activities and matters. Except as provided in the preceding sentence, all costs or expenses incurred in connection with this Agreement shall be paid by the party incurring such cost or expense.

9.	Severability. If at any time subsequent to the date hereof, any provision of this Agreement shall be held by any court of competent jurisdiction to be illegal, void or unenforceable, such provision shall be of no force and effect, but the illegality or unenforceability of such provision shall have no effect upon the legality or enforceability of any other provision of this Agreement.

10.	Counterparts. This Agreement may be executed in two (2) counterparts which together shall constitute a single agreement.

11.	No Third Party Beneficiaries. This Agreement is solely for the benefit of the parties hereto and is not enforceable by any other persons.

12.	No Waiver. No failure or delay by either party in exercising any right or remedy hereunder shall operate as a waiver thereof, nor shall any single or partial waiver thereof preclude any other or further exercise thereof or the exercise of any other right or remedy hereunder.

13.	Assignment. This Agreement and the rights and obligations hereunder shall be binding on and inure to the benefit of successors of the parties hereto. This Agreement and the rights and obligations herein may not be assigned or otherwise transferred, in whole or in part, by Voce without the express written consent of the Company.

14.	Entire Understanding. This Agreement contains the entire understanding of the parties with respect to the subject matter hereof and may be amended only by an agreement in writing executed by the parties hereto.

15.	Interpretation and Construction. Each of the parties hereto acknowledges that it has been represented by counsel of its choice throughout all negotiations that have preceded the execution of this Agreement, and that it has executed the same with the advice of said counsel. Each party and its counsel cooperated and participated in the drafting and preparation of this Agreement and the documents referred to herein, and any and all drafts relating thereto exchanged among the parties shall be deemed the work product of all of the parties and may not be construed against any party by reason of its drafting or preparation. Accordingly, any rule of law or any legal decision that would require interpretation of any ambiguities in this Agreement against any party that drafted or prepared it is of no application and is hereby expressly waived by each of the parties hereto, and any controversy over interpretations of this Agreement shall be decided without regard to events of drafting or preparation.

[Remainder of Page Intentionally Left Blank]

IN WITNESS WHEREOF, this Agreement has been duly executed and delivered by the duly authorized signatories of the parties as of the date hereof.

ANALOGIC CORPORATION

By:	/s/ Fred B. Parks
	Name:	Fred B. Parks
	Title:	President and Chief Executive Officer

VOCE CAPITAL MANAGEMENT LLC

By:	Voce Capital LLC, its Managing Member

By:	/s/ J. Daniel Plants
	Name:	J. Daniel Plants
	Title:	Managing Member

EXHIBIT A

FOR IMMEDIATE WORLDWIDE RELEASE

For Further Information:

Investor Contact:

Mark Namaroff

Sr. Director of Investor Relations and Corporate Communications

(978) 326-4058

investorrelations@analogic.com

Analogic Appoints Joseph Whitters to Board of Directors

PEABODY, Mass. (October XX, 2017)—Analogic Corporation (Nasdaq:ALOG), enabling the world’s medical imaging and aviation security technology, today announced the appointment of Joseph Whitters to the Company’s Board of Directors, effective immediately. Mr. Whitters joins the Analogic Board with significant experience in healthcare, finance and strategic transactions. With Mr. Whitters’ appointment, the Analogic Board has been expanded to seven directors, six of whom are independent, including Mr. Whitters.

Bernard Bailey, Chairman of the Analogic Board, commented, “We are pleased to appoint Joe to the Analogic Board and believe his significant healthcare industry experience, both as an executive and director, will be valuable to the Company. As part of our focus on maximizing stockholder value, we are continuing to actively pursue the sale of the Company. Joe’s deep understanding of our industry, strong financial skills, and experience in the sale of public companies will be valuable to this work.”

Mr. Whitters added, “Having spent most of my career in the healthcare industry, I understand the importance of Analogic’s advanced imaging and guidance technologies and appreciate the value it delivers to many companies in the space. I look forward to lending my expertise to the actions the Board and management have undertaken to optimize performance and deliver value to both Analogic stockholders and its customers.”

Analogic noted that the appointment of Mr. Whitters resulted from ongoing and constructive conversations members of the Board and management had with Voce Capital Management LLC

(“Voce”), an Analogic stockholder, regarding the Company’s strategic plans and the Board’s composition. As part of a Cooperation Agreement that Analogic entered into with Voce in connection with Mr. Whitters’ appointment as an independent director, Voce has agreed to support the Analogic Board’s nominees at the Company’s 2018 Annual Meeting of Stockholders, which is scheduled to be held on December 1, 2017.

Joseph Whitters

Mr. Whitters is currently a consultant to Frazier Healthcare Partners, a leading provider of growth and venture capital to healthcare companies. He has more than three decades of experience serving as a senior executive or public company director for companies in the healthcare industry. He currently serves on the Boards of PRGX Global, Inc. and InfuSystem Holdings Inc. Previous industry related Board memberships include, among others, his service at Air Methods Corp., Mentor Corp. (where he served as Chairman), Omnicell Inc., Zonare Medical Systems. Inc. and numerous other public and private health care companies. Before his role at Frazier, Mr. Whitters held various finance positions of increasing responsibility at First Health, a managed care organization he helped take public as Chief Financial Officer and which was acquired by Coventry Health Plans in 2005. Prior to that, he was Controller at United Healthcare Corp. He is a CPA (inactive) and began his career in public accounting with Peat Marwick.

Forward-Looking Statements

Any statements about future expectations, plans, and prospects for the Company, including statements containing the words “believes,” “anticipates,” “plans,” “expects,” and similar expressions, constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Actual results may differ materially from those indicated by such forward-looking statements as a result of various important factors, including risks relating to product development and commercialization, limited demand for the Company’s products, limited number of customers, risks associated with competition, uncertainties associated with regulatory agency approvals, competitive pricing pressures, downturns in the economy, the risk of potential intellectual property litigation, acquisition related risks, risks associated with the ability of the company to successfully complete its current review of strategic alternatives and other factors discussed in our most recent quarterly and annual reports filed with the Securities and Exchange Commission. In addition, the forward looking statements included in this press release represent the Company’s views as of the date of this document. While the Company anticipates that subsequent events and developments will cause the Company’s views to change, the Company specifically disclaims any obligation to update these forward-looking statements. These forward-looking statements should not be relied upon as representing the Company’s views as of any later date.

Analogic – Celebrating 50 Years of Imaging Innovation

Analogic (Nasdaq:ALOG) provides leading-edge healthcare and security technology solutions to advance the practice of medicine and save lives. We are recognized around the world for advanced imaging and real-time guidance technologies used for disease diagnosis and treatment as well as for automated threat detection. Our market-leading ultrasound systems, led by our flagship BK Ultrasound brand, used in procedure-driven markets such as urology, surgery, and point-of-care, are sold to clinical practitioners around the world. Our advanced imaging technologies are also used in computed tomography (CT), magnetic resonance imaging (MRI), and digital mammography systems, as well as automated threat detection systems for aviation security. Analogic is headquartered just north of Boston, Massachusetts. For more information, visit www.analogic.com.

Analogic and the globe logo are registered trademarks of Analogic Corporation.